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Exhibit 10.11

LEASE

        THIS LEASE made and dated as of this 18th day of June, 2004, between DLS INVESTMENTS, LLC ("Lessor"), and McCORMICK & SCHMICK RESTAURANT CORP. ("Lessee").

Recitals:

        A.    McCormick & Schmick Restaurant Corp., as successor in interest to Traditional Concepts, Inc., and DLS Investments, LLC, as successor in interest to Douglas L. Schmick, are party to a lease agreement dated October 13, 1994 for the rent of space located in the Maurice Dear building in Portland, Oregon.

        B.    McCormick & Schmick Restaurant Corp., as successor in interest to Jake's Restaurant, Inc., and DLS Investments, LLC, as successor in interest to Douglas L. Schmick, are party to a lease agreement dated October 13, 1994 for the rent of space located in the Maurice Dear building in Portland, Oregon.

        C.    The parties desire to terminate the existing lease agreements and enter into a single Lease agreement between the parties.

Agreement:

        In consideration of the covenants and agreements herein contained, the parties hereto mutually agree that this Lease replaces in their entirety the lease agreements referenced in recitals A and B and further agree as follows:

        ARTICLE 1. LEASED PREMISES:

        Section 1.1.    Lessor, in consideration of the rent and other payments hereinafter described to be paid and covenants to be performed by Lessee, has let to the Lessee, and the Lessee does hereby rent from Lessor, that certain storage, warehousing and retail facility of Lessor located in the Maurice Dear building at 411-417 SW 12th Avenue, Portland, Oregon, more particularly described as follows:

  The premises now occupied by McCormick & Schmick Restaurant Corp. for storage and restaurant dishroom representing approximately five thousand (5,000) square feet of storage in the basement, and five thousand (5,000) square feet of storage on the ground floor of said building (the "Premises"), subject, however, to all zoning, building and use ordinances and restrictions, and to all easements now in effect, and to any state of facts which an accurate survey would show, and further subject always to the terms and provisions hereof. See "Exhibit A".

        ARTICLE 2. TERM:

        Section 2.1.    The original term of this Lease shall commence on June 18, 2004 ("Commencement Date") and end at midnight on the 12th day of October, 2009 (the "Original Term"). At the option of the Lessee, this Lease may be renewed at the end of the Original Term for an additional five (5) year period (the "First Renewal Term"), and may be renewed again at the end of the First Renewal Term for an additional five (5) year period (the "Second Renewal Term"), on the same terms and conditions except that the Base Rent for said First and Second Renewal Terms shall be as provided in Section 3.3 and 3.4 below.

        ARTICLE 3. RENTALS:

        Section 3.1.    Base Rent.    Lessee covenants and agrees to pay to Lessor rentals for the leased Premises in the amount of $10,080.00 for each and every month during the term of the Lease on or before the first day of each month, as adjusted pursuant to the provisions of Section 3.5 below.

        Section 3.2.    Additional Rent:    As and for additional rent, the Lessee shall make the payments required under Article 4 below.

        Section 3.3.    Rent for First Renewal Term:    The Base Rent for the first year of the First Renewal Term shall equal (1) the dollar amount specified in Section 3.1 above, plus (2) an amount equal to the product of the Base Rent in effect during the last year of the Original Term, multiplied by a fraction, the denominator of which shall be the Consumer Price Index published for the calendar month immediately preceding the commencement of the last year of the Original Term ("initial index") and the numerator of which is the difference between the Consumer Price Index for the calendar month preceding the commencement of the of the first lease year of the First Renewal Term and the initial index; provided, however, that such fraction shall not in any event result in a decrease in Base Rent. The Consumer Price Index shall mean the "All Urban Consumers—All Items—U.S. city average (1982-1984 = 100)" published by the United States Department of Labor, provided, however, that if it is not so published for such calendar month, then the most recent calendar month or other period shall be used and further provided, however, that if hereafter the Department of Labor shall use a different standard reference base, an adjustment shall be made therein for purposes of the provisions of this Lease, using such conversion factor, formula or table for making such adjustments as is published by the Department of Labor, or if the Department of Labor does not publish the same, then as published by Prentice Hall, Inc., the Bureau of National Affairs, Commerce Clearing House or any other nationally recognized publisher of similar statistical information, as selected by Landlord. All subsequent adjustments during the First Renewal Term shall be determined pursuant to Section 3.5 below.

        Section 3.4.    Rent for Second Renewal Term.    The Base Rent for the first year of the Second Renewal Term shall equal (1) the dollar amount specified in Section 3.1 above, plus (2) an amount equal to the product of the Base Rent in effect during the last year of the First Renewal Term, multiplied by a fraction, the denominator of which shall be the Consumer Price Index published for the calendar month immediately preceding the commencement of the last year of the First Renewal Term ("initial index") and the numerator of which is the difference between the Consumer Price Index for the calendar month preceding the commencement of the of the first lease year of the Second Renewal Term and the initial index; provided, however, that such fraction shall not in any event result in a decrease in Base Rent. The Consumer Price Index shall mean the "All Urban Consumers—All Items—U.S. city average (1982-1984 = 100)" published by the United States Department of Labor, provided, however, that if it is not so published for such calendar month, then the most recent calendar month or other period shall be used and further provided, however, that if hereafter the Department of Labor shall use a different standard reference base, an adjustment shall be made therein for purposes of the provisions of this Lease, using such conversion factor, formula or table for making such adjustments as is published by the Department of Labor, or if the Department of Labor does not publish the same, then as published by Prentice Hall, Inc., the Bureau of National Affairs, Commerce Clearing House or any other nationally recognized publisher of similar statistical information, as selected by Landlord. All subsequent adjustments during the Second Renewal Term shall be determined pursuant to Section 3.5 below.

        Section 3.5.    Escalation.    The Base Rent provided in Sections 3.1 (related to the Original Term) 3.3 (related to the First Renewal Term) and 3.4 (related to the Second Renewal Term) shall be adjusted every three years, and Lessee shall upon such adjustment pay the adjusted amount as the Base Rent. The Base Rent, as adjusted, shall equal (1) the dollar amount specified in Section 3.1 above, plus (2) an amount equal to the product of the Base Rent in effect during the preceding lease year, multiplied by a fraction, the denominator of which shall be the Consumer Price Index published for the calendar month immediately preceding the commencement of such preceding lease year ("initial index") and the numerator of which is the difference between the Consumer Price Index for the calendar month preceding the commencement of the subsequent lease year and the initial index; provided, however, that such fraction shall not in any event result in a decrease in Base Rent. The Consumer Price Index shall mean the "All Urban Consumers—All Items—U.S. city average (1982-1984 = 100)" published by the United States Department of Labor, provided, however, that if it is not so published for such calendar month, then the most recent calendar month or other period shall be used and further provided, however, that if hereafter the Department of Labor shall use a different standard reference base, an adjustment shall be made therein for purposes of the provisions of this Lease, using such conversion factor, formula or table for making such adjustments as is published by the Department of Labor, or if the Department of Labor does not publish the same, then as published by Prentice Hall, Inc., the Bureau of National Affairs, Commerce Clearing House or any other nationally recognized publisher of similar statistical information, as selected by Landlord.

        ARTICLE 4. TAXES, ASSESSMENTS AND CHARGES:

        Section 4.1.    Throughout the term of this Lease, Lessee shall pay and discharge, prior to delinquency, all taxes, assessments, impositions and charges whatsoever assessed or imposed upon the leased Premises, any improvements thereon and all personal property located on or in the leased Premises as they become due and payable, and Lessee shall, upon written request from Lessor, submit to Lessor proper and sufficient receipts or other evidence of the payment and discharge of the same; provided, however, if the Premises real property taxes, assessments or other charges are not imposed separately from the building of which they form a part, then the Lessee shall pay only forty percent (40%) thereof as its pro rata portion. Lessee shall also pay forty percent (40%) of all taxes, assessments, or other charges levied against all Common Building Improvements as defined in Section 13.3 hereof. Lessor will promptly forward any tax statements it shall receive pertaining to all or part of Lessee's premises. If taxes, assessments or other charges are imposed on areas of the property which do not comprise or affect the Premises and are not Common Building Improvements, Lessor shall pay one hundred percent (100%) of said taxes. In the event any such taxes, assessments, impositions or charges should not be paid when due, Lessor shall have the right, but shall not be obligated, to pay the same. If Lessor shall make such payments, it shall thereupon become entitled to repayment by Lessee on demand, together with interest thereon as provided in Article 18.

        Lessee may elect to let any improvement assessment go to bond in accordance with applicable law. Taxes and assessments levied or imposed preceding the expiration or termination of this Lease, including payments on improvement bonds, shall be prorated as of the date of termination of this Lease.

        Public improvement assessments previously wholly or partially paid by Lessee shall be prorated on the basis of a 30-year amortization term as of the termination date of this Lease or any extension hereof, and Lessee shall be reimbursed for the unexpired portion of such 30-year period; provided, however, Lessee shall pay, as its pro rata share, forty percent (40%) of all improvement assessments and the like which are not assessed separately from the building of which they form a part.

        The first year and last year of the term of this Lease will be prorated between Lessor and Lessee.

        Section 4.2.    Lessee shall have the right in good faith, at its expense, in Lessor and/or Lessee's name, to contest or review in legal proceedings, or in such manner as it deems suitable, any such taxes, assessments, impositions or charges, provided that such contest or review operates to suspend the collection of such taxes, assessments, impositions or charges or prevents the sale of the leased Premises (or the said personal property, respectively) to satisfy the same; and provided further that Lessee, not less than five (5) days before any such taxes, assessments, impositions or charges shall become delinquent, shall give notice to Lessor of its intention to contest or review same; and, pending any such proceedings to contest or review same, that is to say, until such tax, assessment, imposition or charge shall have become final, Lessor shall not have the right to pay, remove or discharge the tax, assessment, imposition or charge so contested or reviewed. Lessee may pay such item of contested tax, assessment, imposition or charge to the appropriate public authority, under protest. Lessor will join in any contest or protest provided for in this Section 4.2 at the request of Lessee, but at Lessee's sole cost and expense.

        Section 4.3.    Lessee shall also have the right, if Lessee so desires, to endeavor to obtain a lowering of the assessed valuation of the leased Premises or the improvements placed thereon and Lessor agrees to cooperate and join in any such endeavor at no expense to Lessor. Nothing in this lease shall be construed as requiring Lessee to pay any franchise tax, corporate license fees, income tax or personal property tax of Lessor, nor to pay any tax that may be levied upon or against the income or profits of Lessor, including but not by way of limitation, any income from the rentals provided for herein, nor any real property tax assessed against real property of Lessor, other than the property herein leased, nor any inheritance, gift, succession or estate tax based upon any inheritance, gift or transfer of Lessor's interest in the leased Premises, nor any tax of the same nature as any tax mentioned in this sentence, nor any tax substituted for any tax mentioned in this sentence.

        Section 4.4.    Lessee agrees that within thirty (30) days after written notice from Lessor, it will exhibit to Lessor for examination receipts for all taxes, assessments and charges paid. Real estate taxes shall be prorated between Lessee and Lessor as of the date of the signing of this Lease and also as of the date of termination of this Lease; that is, Lessor is to bear and pay all real property taxes for the period prior to the signing of this Lease, and further, after termination of this Lease, Lessor to be charged and to pay all real property taxes for the portion of the tax year following said Lease termination.

        ARTICLE 5. USE OF PREMISES.

        Section 5.1.    It is within the contemplation of the parties that Lessee will use the leased property for storage, warehousing, and for sales and preparation of food and liquor consistent with the operations of a first class restaurant and bar, including associated banquet and catering activities. The penetration of walls for which a building permit is required in order to accomplish the permitted use requires the prior consent of the Lessor, which consent shall not unreasonably be withheld and which Lessor shall submit to Lessee within ten (10) business days after Lessee's written request.

        Section 5.2.    Lessee covenants that during the term of this Lease, all building improvements comprising the leased Premises and the Premises itself shall be kept by Lessee at its own expense in good repair in a clean, safe, wholesome, insurable and tenantable condition and in conformity with the requirements of the United States, State of Oregon, and County of Multnomah and all other applicable public authorities. The building improvements at any time comprising the leased Premises, and all parking areas, sidewalk areas, vaults, steps and excavations upon or contiguous to, and used solely for the benefit of the leased Premises, shall be made and kept by the Lessee at its own expense in a safe, clean, secure and conformable condition, conformable in all ways to the requirements of all public authorities having jurisdiction thereof.

        Section 5.3.    Indemnity.    Lessor shall not be liable for any damage or liability of any kind or for any damage or injury to persons or property, after Lessee's occupancy of the Premises, from the use, occupation, and enjoyment of the Premises by Lessee, or any person thereon, or holding under Lessee, or arising out of any breach or default by Lessee in the performance of its obligations hereunder. Lessee agrees to indemnify, defend, and hold harmless Lessor and Lessor's employees, agents, and affiliates from all such liability whatsoever (including costs and reasonable attorney's fees) on account of any such damage or injury and from all liens, claims, and demands arising out of the use by Lessee of the Premises or any repairs or alterations which Lessee may make to the Premises; provided, however, Lessee shall not be obligated to indemnify Lessor for any liability or damage directly and primarily caused by or attributable to, any act or omission of the Lessor, its agents, servants, employees or contractors, nor shall Lessee have any liability for any damage or injury to persons or property occurring prior to the date hereof.

        In any case in which Lessee shall be obligated under any provision of this Lease to pay Lessor any loss, cost, damage, liability, or expense suffered or incurred by Lessor, Lessor shall allow Lessee, as an offset against the amount thereof, the net proceeds of any insurance collected by Lessor for or on account of such loss, cost, damage, liability, or expense.

        Lessor shall indemnify, defend, and hold harmless Lessee and Lessee's employees, agents and affiliates for any damage or liability of any kind, including costs and reasonable attorney fees, arising out of Lessor's possession of the Premises and directly or primarily attributable to the Lessor's negligence or intentional wrongful conduct, or directly or primarily attributable to the negligence or intentional wrongful conduct of Lessor's servants or employees.

        Section 5.4.    Lessee shall keep in force such insurance policy or policies as necessary to fully protect the Lessee and Lessor against all claims and demands as in this Article 5 described, such insurance to be single limit $1,000,000 coverage for death or personal injury and provide coverage of not less than $500,000 for property damage, and Lessee shall furnish to Lessor written evidence that said policy is currently in effect. In the event that Lessee shall fail to provide said insurance coverage, the Lessor may, but is not obligated to, effect said insurance coverage. Lessee shall pay on demand the amount properly paid by the Lessor for such purpose, with interest thereon at the rate of ten percent (10%) per annum, from the date of payment thereof by Lessor, and in case of failure of Lessee so to pay, such amount shall be added to and become part of the next monthly installment of rent and shall become and thereafter for all purposes be additional rent and the Lessor shall have the same remedies for the collection thereof or otherwise as in the case of default of payment of the monthly rent hereby reserved.

        ARTICLE 6. LEGAL REQUIREMENTS:

        Section 6.1.    Except for any obligations of the Lessor contained in this Lease, Lessee shall comply with all governmental laws, ordinances, regulations and rules of every kind pertaining to said Premises or to the use and occupancy thereof ("legal requirements"), and Lessee shall indemnify, defend, and hold harmless Lessor from all costs, attorney fees, expenses, claims and damages arising by reason of Lessee's failure to comply therewith. Lessee shall have the right to contest the validity of or seek a variance from or review of said legal requirements, or any of them, by administrative or court proceedings or in such other manner as Lessee deems suitable and, if able, may have said legal requirements, or any of them, cancelled, removed or revoked without actual compliance with the same. If such actions or proceedings are instituted, they shall be conducted promptly at the expense of Lessee and free of expense to Lessor. If and whenever any of said legal requirements shall become absolute against Lessee and the leased Premises, or against Lessor after contest thereof, Lessee shall comply with the same due diligence. If Lessee is in default thereof for five (5) days, Lessor may comply therewith and the cost and expense of so doing may be paid by Lessor. Lessee shall reimburse Lessor upon demand, together with interest on all sums paid by Lessor as provided in Article 18.

        Section 6.2.    Lessor will join in any contest provided for in this paragraph at the request of Lessee but at Lessee's sole cost and expense, and, as a condition of such joinder, may require reasonable indemnity against cost or other damages by reason of such joinder.

        ARTICLE 7. UTILITIES; UTILITY EASEMENTS; MECHANIC'S LIENS:

        Section 7.1.    During the term hereof, Lessee shall pay for all gas, water, electricity and other utilities, materials and services which may be furnished to, used or consumed by Lessee in or about the Premises, and shall keep the Premises free and clear of any lien or encumbrance of any kind arising out of Lessee's non-payment thereof.

        Notwithstanding the foregoing, in the event the electrical service to the Premises is interrupted for more than twenty-four (24) consecutive hours, and as a result thereof Lessee is unable to conduct its business on the Premises, the Base Rent shall abate until such service is restored.

        Section 7.2.    Lessor agrees at the reasonable request of Lessee, when Lessee is not in default, to grant such easements over, on, or beneath the Premises, as may be necessary to enable the Premises to be adequately served by gas, electricity, water, sewer and telephone utilities during the term of this lease.

        Section 7.3.    Lessee shall keep the Premises and improvements thereon at all times during the term free of mechanic's and materialmen's liens and any other liens by or through the contracts, acts or omissions of Lessee, its agents, servants, employees, affiliates or contractors, and will defend, indemnify, and hold Lessor harmless against all such liens or claims and against all reasonable attorney fees and other costs and expenses growing out of or incurred by reason or on account of any such liens or claims. Should Lessee fail fully to discharge any such lien or claim (the validity of which is not disputed by Lessee or, in any case, if finally adjudicated against Lessee by any court of law) within thirty (30) days after written demand from Lessor to Lessee to do so, Lessor, at Lessor's option, may pay the same or any part thereof, and Lessor shall be the sole judge of the validity of said lien or claim. All amounts so paid by Lessor, together with interest thereon, shall be paid by Lessee as provided in Article 18. However, in the event Lessee in good faith desires to contest the validity or justness of any such charge or lien before paying the same, then Lessee shall have the right to do so and to postpone payment thereof until the final determination of any such proceedings.

        ARTICLE 8. INSURANCE FOR FIRE AND PHYSICAL DESTRUCTION:

        Section 8.1.    Lessee shall procure and maintain in full force and effect continuously during the term of this lease at its sole expense, the following kinds of insurance, and with coverage in amounts not less than stated below, which insurance shall be written by companies which are qualified to engage in the insurance business in the state, such insurance to include as the insured parties thereunder, Lessor and Lessee, as their interests may appear:

  (a)
  Fire and extended coverage insurance on the building improvements comprising the Premises, in an amount sufficient to prevent Lessor or Lessee from becoming a co-insurer of any loss, but in an amount at all times equal to not less than ninety percent (90%) of the then full insurable value of the building improvements at any time comprising the leased Premises. The mortgagee of any mortgage on any part of the leased Premises pursuant to Article 11, if any, shall be named as an additional insured under said insurance as its interests may appear, subject to Lessor notifying Lessee of the name of such mortgagee. Lessor agrees to waive any claim upon, or interest in, fire insurance proceeds, provided that same is used for restoration or improvements on the Premises.

    In the event that the Lessee shall elect not to utilize the proceeds of fire insurance policy(ies) in repairing or rebuilding the improvements on the Premises, same shall be applied for the following purposes and priorities:

    (1)
    In reduction of any then existing encumbrances against the demised Premises and the improvements, including taxes, assessments (bonded or otherwise) and mortgages;

    (2)
    In payment of any rents accrued and unpaid and any other sums theretofore arising under this lease and unpaid to Lessor;

    (3)
    In payment of the Base Rents that would fall due during the balance of the leasehold term.

    (4)
    The overplus to be the property of the Lessor.

        Section 8.2.    Lessee may maintain such insurance under a blanket policy covering the leased Premises and other Premises and property of Lessee and affiliated companies. Lessee, upon Lessor's reasonable request, shall cause to be furnished to Lessor a certificate evidencing the insurance maintained by Lessee as required by this lease, or satisfactory evidence that such insurance is in effect.

        Section 8.3.    Every such insurance policy shall contain to the extent obtainable, an agreement by the insurer that it will not cancel such policy except upon ten (10) days' prior written notice to Lessor and to said mortgagees.

        Section 8.4.    If Lessee fails to procure any such insurance or keep the same in force and effect, Lessor may, after written notice to Lessee, procure the necessary insurance and pay the premium therefor and Lessee shall repay Lessor on demand the amount so paid as premium, together with interest as provided in Article 18.

        Section 8.5.    The Lessee shall pay to the Lessor its proportionate share of the Lessor's reasonable cost of insurance on the leased property. The Lessee's proportionate share of insurance costs shall be 40% and such amount shall be paid within 30 days of written notice of such request for payment.

        ARTICLE 9. EMINENT DOMAIN:

        Section 9.1.    Partial Taking.    If a portion of the Premises is condemned and Section 9.2 does not apply, the Lease shall continue on the following terms:

          (1)   Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation, except it shall have a claim against the condemning authority as permitted by statute, for the value of fixtures installed by it, relocation expenses and for reasonable moving expenses, if applicable.

          (2)   Lessor shall proceed, promptly upon its receipt of the condemnation award, to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation. Such repairs shall be completed as rapidly as reasonably practical, subject to obtaining all necessary building approvals and permits, and shall be completed within six (6) months unless delayed without fault or neglect of Lessor (excusable delay shall include the delay of building officials in granting permits, where Lessor has submitted timely and adequate plans and specifications). If such repairs are delayed longer than six (6) months due to the fault or neglect of Lessor, Lessee may terminate the Lease.

          (3)   After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Lessor, to restore the balance of the Premises in anticipation of taking, the Base Rent shall be reduced in proportion to the reduction in usable space on account of the partial taking. If the parties are unable to agree on the amount of rent, the amount shall be determined by arbitration in the manner provided in Section 20.

          (4)   During any period of reconstruction or renovation, there shall be an abatement of Base Rent, and all other charges under the Lease until the Lessee is reasonably able to use the property for the authorized purpose.

          (5)   If a portion of Lessor's property not included in the Premises is taken, and severance damages are awarded on account of the Premises, or an award is made for detriment to the Premises as a result of activity by a public body not involving a physical taking of any portion of the Premises, this shall be regarded as a partial condemnation to which Sections 9.1(1) and 9.1(3) apply, and the Base Rent shall be reduced to the extent of reduction in rental value of the Premises as though a portion had been physically taken.

          (6)   The term of the Lease shall be automatically extended by any period of time that Lessee's business is closed due to a partial taking or the renovation or repair thereof.

        Section 9.2.    Total Taking.    If a condemning authority takes all of the Premises or a portion sufficient to render the remaining Premises reasonably unsuitable for the use that Lessee was then making of the Premises, which determination shall be made according to the reasonable discretion of the Lessee, provided that more than thirty percent {30%) of the square footage of the Premises is taken, the Lease shall terminate as of the date the title vests in the condemning authorities. Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation, and Lessee shall have such claim against the condemning authority as permitted by statute for the value of fixtures installed by it, relocation expenses and moving expenses.

        Section 9.3.    Sale in Lieu of Condemnation.    Sale of all or part of the Premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section 9 as a taking by condemnation.

        ARTICLE 10. ESTOPPEL CERTIFICATES AND QUIET ENJOYMENT:

        Section 10.1.    Lessee agrees, at any time and from time to time upon not less than twenty (20) days' prior written request by Lessor, to execute, acknowledge and deliver to Lessor, and the Lessor agrees, at any time and from time to time upon not less than twenty (20) days' prior written request by the Lessee or any mortgagee, to execute, acknowledge and deliver to the Lessee or such mortgagee, a statement in writing certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications) and the dates to which Base Rent and other charges have been paid in advance, if any, and whether or not there is any existing default by Lessee or notice of default served by Lessor, it being intended that any such statement delivered pursuant to this Article 10 may be relied upon by any prospective purchaser of the fee or leasehold or mortgagee or assignee of any mortgagee upon the demised Premises or any prospective mortgage.

        Section 10.2.    Lessor covenants with Lessee that Lessor has fee simple title to the leasehold Premises and has the necessary rights to grant easements appurtenant thereto, and Lessor covenants and agrees with Lessee that conditioned upon Lessee's paying the rent herein provided and performing and fulfilling all the covenants, agreements, conditions and provisions herein, Lessee shall and may at all times during the term have, hold, and enjoy the Premises, peacefully, quietly, and exclusively, without hindrance from Lessor or anyone claiming by, through, or under Lessor.

        ARTICLE 11. SUBORDINATION OF LEASE AND IMPROVEMENTS BY LESSEE:

        Section 11.1.    Lessee agrees to install all of the necessary equipment and fixtures to operate its business, at its own cost and expense.

        Section 11.2.    Lessee does hereby pledge, hypothecate, assign and set over unto the Lessor all of said fixtures and equipment affixed to the real estate as security for the faithful performance of this Lease, and does hereby subordinate its interest therein to any future mortgage or mortgages placed on the Premises by the Lessor.

        Section 11.3.    This Lease and all rights of the Lessee shall at all times be subject and subordinate to any mortgage placed on the Premises by the Lessor, and any renewal, extension, modification or consolidation of such mortgage. Lessor will request a nondisturbance agreement for said mortgage, but Lessee acknowledges there is no right of Lessor to compel such agreement from the mortgagee.

        Provided, however, as a condition to any future mortgages to which subordination is requested, Lessee shall be entitled to receive a nondisturbance agreement which shall provide that so long as the Lessee shall faithfully discharge the obligations on its part to be kept and performed under the terms of this Lease, its tenancy shall not be disturbed, nor shall this Lease be effected by any default under any such mortgage, lease or other instrument, and in the event of foreclosure or enforcement of any such mortgage, lease or other instrument, the rights of the Lessee hereunder shall survive and this Lease shall in all respects continue in full force and effect; provided, however, that Lessee fully performs all of its duties and obligations hereunder.

        Section 11.4.    Subject to the provisions of Section 11.3, nothing contained in this Lease shall preclude the Lessor from mortgaging its fee or reversionary interest or estate in the leased property, or renewing, extending, modifying, consolidating or replacing any such mortgage.

        Subject to the paragraphs herein provided, all subleases, if approved as provided herein, entered into by the Lessee shall be subject and subordinate to all the terms, conditions and covenants of this Lease.

        Section 11.5.    Subject to the provisions of Section 11.3 hereof, the Lessee shall execute, whenever required by the Lessor, a proper instrument of subordination in accordance with the provisions of these Articles.

        ARTICLE 12. ASSIGNMENT AND SUBLETTING:

        Section 12.1.    The Lessee's interest in this Lease may not be assigned, transferred, encumbered or sublet, in whole or in part, voluntarily or by operation of law, without the written consent of the Lessor, and if any of these acts are attempted, or occur without the consent, this Lease may be terminated at the option of the Lessor; provided, however, that consent by Lessor to assign, transfer, encumber or sublet will not be unreasonably or arbitrarily withheld.

        For purposes of this Article 12, an assignment or transfer includes any direct or indirect change in control of the Lessee whether by merger, consolidation, liquidation sale or other change in ownership of Lessee's business or the business of the parent company of Lessee.

        Section 12.2.    Notwithstanding the foregoing, Lessor's consent shall be deemed given to any of the following transfers or assignments: a) a sale or transfer of all or a substantial part of the issued and outstanding capital stock of Lessee, or any direct or indirect parent of Lessee which controls Lessee, pursuant to a public offering, for such capital stock; provided, however, such indirect or direct parent shall control Lessee immediately prior to the public offering; or b) a transfer of all its stock or assets (or the stock or assets of any direct or indirect parent of Lessee, which controls Lessee), in connection with a transfer or disposition of a majority of the McCormick and Schmick restaurants, but in no event less than three (3). In addition, consent (deemed or otherwise) by William P. McCormick to assignment, transfer, encumbrance or sublease of the lease agreement between William P. McCormick and Jake's Restaurant, Inc. dated October 13, 1994, and relating to premises located at 401-409 SW Washington and 1220 SW Stark, Portland, Oregon, shall be deemed to be consent to the assignment, transfer, encumbrance or sublease of this Lease Agreement.

        Notwithstanding the Lessor's consent to assignment, the Assignor shall remain liable for all obligations accruing under this Lease prior to the date of assignment and within one year thereafter.

        ARTICLE 13. MAINTENANCE OF IMPROVEMENTS:

        Section 13.1.    Lessor shall have no obligation during the initial term or any extension thereof to make any repairs, alterations, additions or improvements upon the demised Premises.

        Section 13.2.    Lessee as and for additional rent shall keep and maintain the improvements on said Premises, including all systems, plumbing, drain pipes, sewers and each and every other incident thereof, together with the grounds, in a state of good repair and upkeep, and shall neither suffer nor permit any waste or deterioration thereof, and shall deliver up the same upon expiration of the base term or any extension thereof in the same good order and condition as same may be at the date of the execution of this Lease, reasonable use and wear thereof, damage by fire and unavoidable casualty, only, excepted; provided, however, Lessee shall pay forty percent (40%) of the cost of repairs or maintenance to Common Building Improvements as defined in Article 13.3 below.

        Section 13.3.    Lessee shall not be responsible for said repairs in areas of the building occupied by other tenants of the building and not within the Premises, as defined in Article 1.1 above, and Lessee shall only be responsible for forty percent (40%) of repairs to Common Building Improvements. Common Building Improvements are defined as those improvements which affect area's shared by or having the ability to be shared by Lessee with other tenants, including but not limited to the roof; exterior walls; common stairways and/or elevators; fire escapes; central heating, cooling and/or ventilation systems; central mechanical, electrical or plumbing systems and the foundation of the building.

        ARTICLE 14. ASSESSMENTS FOR PUBLIC UTILITIES:

        Section 14.1.    In the event that during the period of this lease or any renewal thereof, public improvement assessments for sewer, water, streets, lights or other public utilities are imposed upon the demised Premises, Lessee shall initially pay or arrange to pay all such charges either in cash or by installments as may be authorized by the public authority imposing such assessment; and in the event of termination of this lease by expiration of term or for any reason other than default in performance of the obligations hereof during the Original or Renewal Terms, Lessee shall be entitled to prorate reimbursement as of the termination or expiration of such term, based on an assumed 20-year depreciation or amortization period; that is to say, that the Lessee shall be reimbursed for the remaining period during which such improvement would otherwise be payable by Lessee, but for the termination or expiration of the lease based on a 20-year useful life of such improvement; provided, however, assessments which burden the building of which the Premises form a part shall be Lessee's responsibility at the rate of forty percent (40%) of their total cost.

        ARTICLE 15. SIGNS:

        Section 15.1.    At Lessee's own cost and expense a sign or signs may be placed on the leased Premises with Lessor's approval, which approval will not be unreasonably withheld.

        ARTICLE 16. ENVIRONMENTAL PROVISIONS:

        Section 16.1.    Definitions:

          (a)   "Applicable law" is broadly defined by specific reference to environmental statutes to include all federal, state, and local laws, regulations, and local ordinances governing (i) the existence, clean-up or remedy of contamination; (ii) the protection of human health and the environment; (iii) the control of hazardous waste; and (iv) the use, generation, transport, removal, and treatment of Hazardous Substances (as defined herein).

          (b)   "Hazardous Substances" shall mean any and all hazardous or toxic substances, materials or wastes now or hereafter defined or listed under the Environmental Laws (as defined herein).

          (c)   "Environmental Laws" shall mean the Resource Conservation and Recovery Act, the Toxic Substances Control Act, Comprehensive Environmental Response, Compensation Liability Act, the Solid Waste Disposal Act, ORS 466.005, et seq or any comparable federal or state statutes, or any regulation promulgated under any of the federal or state statutes relating to the protection of human health or the environment, and any amendments thereto.

        Section 16.2.    Lessor Responsibilities.    Lessor shall be solely and completely responsible for responding and complying with any administrative notice, order, request or demand, or any third party claim or demand relating to potential or actual environmental contamination by Hazardous Substances which were in, on, or under the premises by reasons of Lessor's activities on the premises or for any reason other than those which are the responsibility of Lessee under Article 16.3 below, including, but not limited to, response, clean-up, and removal. The responsibility conferred under this Section 16.2, includes, but is not limited to, responding to such orders on behalf of Lessee and defending against any assertion of Lessee's financial responsibility or individual duty to perform under such orders.

        Under no circumstances is either party responsible to the other for any Hazardous Substance contamination in, on or under the property by reason of activities by or conduct of prior Owners, Lessees, or Possessors, their employees, agents, affiliates, licensees, contractors or invitees at any time prior to the date this Lease was executed.

        Section 16.3.    Lessee Responsibilities.    Without limiting any other obligations under any other paragraph of this Lease, Lessee shall be solely and completely responsible for responding and complying with any administrative notice, order, request, or demand or any third party claim or demand relating to potential or actual environmental contamination by hazardous substances caused by Lessee or its successors, assigns, sublessees, contractors, or invitees on or under the Premises, including, but not limited to, response, clean up and removal. Responsibility conferred under this paragraph includes, but is not limited to, responding to such orders on behalf of Lessor in defending against any assertion of Lessor's financial responsibility or individual duty to perform under such orders.

        Section 16.4.    Hazardous Substances.    Without limiting any other obligation under any paragraph of this Lease, Lessee shall not cause or permit any Hazardous Substances to be brought upon, kept, or used in or about the premises by Lessee, its agents and employees, contractors, affiliates, licensees or invitees, other than Hazardous Substances which are necessary or useful to Lessee's business, and will be used, kept, and stored in a manner that complies with all laws regulating any such Hazardous Substances so brought upon or used, or kept in or about the premises. Lessee shall install no underground tanks on the premises.

        Section 16.5.    Indemnification.    Without limiting any other obligation or indemnification under any other paragraph of this Lease, each of the parties shall indemnify, defend, and hold the other party harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which have arisen before or during or after the Lease term as a result of contamination by Hazardous Substances, which are their responsibility under the foregoing paragraphs of this Article 16. This indemnification includes, without limitation, costs (including reasonable attorney's fees) incurred in connection with any investigations of site conditions or any clean-up, remedial removal, or restoration work required of any federal, state, or local governmental agency or political subdivision, because of Hazardous Substances present in the soil or in ground water, on or under the premises. Without limiting the foregoing, if the presence of any Hazardous Substances on the premises caused or permitted by Lessee or Lessor, its agents, employees, contractors or affiliates, results in any contamination of the premises, Lessee (or Lessor, as the case may be) shall promptly take all actions at its sole expense as are necessary to remove such contamination and clean, restore, and remediate the premises therefrom in accordance with Applicable Law, provided that Lessor's approval (or Lessee's approval, as applicable) of such actions shall first be obtained, which approval shall not be unreasonably withheld, so long as such action would not potentially have any material adverse long term or short term affect on the premises. The foregoing indemnity with respect to contaminations caused by Lessee during the tenancy enforced under this Lease, shall survive the expiration or early termination of this Lease.

        ARTICLE 17. NONSTRUCTURAL CHANGES:

        Lessee may, without Lessor's consent, make interior nonstructural alterations, or other alterations in or to the Premises, provided that the costs do not exceed $20,000 in any one Lease Year, and further provided that such alterations or additions do not adversely affect the structural integrity of the Premises. Interior non-structural alterations which exceed $20,000 in any one lease year shall be approved in advance by the Lessor, which consent shall not be unreasonably withheld and which Lessor shall submit to Lessee within ten (10) business days after Lessee's written request.

        ARTICLE 18. LESSOR'S PERFORMANCE OF LESSEE'S OBLIGATION:

        Section 18.1.    If Lessee shall default in the performance of any covenant contained herein to be performed by Lessee and, following five (5) days' written notice of Lessor's intention to do so, Lessor performs the same for the account of Lessee, in accordance with the provisions of this Lease, Lessee shall reimburse Lessor on account thereof, upon demand, with interest at the rate of ten percent (10%) per annum. The application of this Article 18 shall be limited to covenants contained in Articles within which reference is made to this Article 18.

        ARTICLE 19. SURRENDER OF PREMISES ON TERMINATION OF LEASE—IMPROVEMENTS TO BECOME PROPERTY OF LESSOR:

        Section 19.1.    Lessee shall, upon expiration or other termination of the Original Term or Renewal Terms hereof, for any reason whatever, surrender to the Lessor the leased Premises, together with the buildings and structures hereafter erected or standing thereon, and the building equipment then upon the leased Premises and the sidewalks adjacent thereto, together with all alterations and replacements thereon, in good order and condition and repair, except for reasonable wear and use thereof, and except also that damage by fire, the elements, or other cause for which the Lessee is obligated to maintain insurance under any of the provisions of Article 8 shall be governed by the provisions of said article, and except further damage or termination of this lease by any taking by condemnation, or exercise of eminent domain shall be governed by the provisions of Article 9.

        All alterations, additions and improvements which may be made or installed by either Lessor or Lessee upon the leased Premises shall, upon the making or installation thereof be and become a part of the leased Premises and shall remain upon and be surrendered with the leased Premises as part thereof at the termination of this lease; subject, however, to the terms and provisions of this lease; provided, however, that any furniture, fixtures or other similar leasehold improvements installed upon the Premises by sublessees and required by the terms of said sublease to remain the property of sublessee shall be exempt from any right of Lessor herein.

        It is further agreed and understood that when Lessee's rights have terminated hereunder, that all mortgages, security arrangements and other financial obligations imposed upon the Premises by Lessee shall be satisfied and completely cleared from the title to said leased Premises.

        Section 19.2.    Unattached, movable fixtures, furniture, equipment, and signs (other than building equipment) ("Trade Fixtures") installed by the Lessee in the leased Premises or which may be installed therein during the Original or Renewal Terms, as applicable, shall not become a part of the leased Premises and may be removed by the Lessee from the leased Premises at any time during or within a reasonable time after the expiration of the Original or Renewal Terms, provided that Lessee is not then in default hereunder and provided that Lessee shall, at its own cost and expense, repair any and all damages to the leased Premises resulting from or caused by the removal thereof; provided, however, that all Trade Fixtures owned by Lessor prior to the Commencement Date and their replacement shall become the property of Lessor upon the termination of the Lease and may not be then removed.

        Section 19.3.    No surrender of the leased Premises by the Lessee at any time other than the end of the leased term shall terminate Lessee's obligations under this Lease unless it be in writing and acknowledged in writing by Lessor.

        ARTICLE 20. ARBITRATION:

        Section 20.1.    Whenever under any provisions of this lease, it is provided that a dispute shall be determined by arbitration, then either party may notify the other in writing of the dispute and request a settlement and appoint as arbitrator one independent real estate appraiser or property manager, whichever is most appropriate, having experience with respect to the matter in dispute. If the dispute is not resolved within ten days after such notice, the responding party shall likewise choose an arbitrator having similar experience. The two arbitrators shall within five days choose a third having the above qualifications. If the choice of the second or third arbitrator is not made within five days after the end of the period in which the choice is to be made, then either party may apply to the presiding judge of the Multnomah County Circuit Court to choose the required arbitrator. At any time within twenty days after appointment of the third arbitrator, either party may submit the dispute for settlement by the arbitrators.

        The arbitrators to whom a dispute is submitted shall conduct such investigations and hearings as they shall consider necessary, and the written decision of the majority shall be submitted to both parties within thirty days after the referral, unless the arbitrators determine that further time is reasonably required to make a proper investigation of the relevant facts. In addition to other powers conferred by law or this agreement, a majority of the arbitrators shall have the power to compel oral or documentary evidence from either party for discovery purposes. The arbitration shall take place in the State of Oregon.

        The parties shall be bound by the decision of a majority of the arbitrators, including any decision as to whether or not the question was subject to arbitration.

        The cost of arbitration shall be allocated between the parties by the arbitrators on the basis of the extent to which the position of one or the other party is adopted in the arbitrators' decision.

        ARTICLE 21. NOTICES:

        Section 21.1.    Whenever under the terms hereof provision is made for notice of any kind, it shall be deemed sufficient only if delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

  To Lessor at:

  Mr. Douglas Schmick
  c/o McCormick & Schmick
  Seafood Restaurants
  550 Morgan Building
  720 SW Washington Street
  Portland, Oregon 97205-3507

  With Copy To:

  Amy Carlton
  Williams, Kastner & Gibbs, PLLC
  888 SW Fifth Avenue Suite 1150
  Portland, Oregon 97204

  To Lessee at:

  McCormick & Schmick Restaurant Corp.
  550 Morgan Building
  720 SW Washington Street
  Portland, Oregon 97205-3507

  With Copy to:

  David Gruber
  Salamon, Gruber, Newman & Blaymore, PC
  97 Powerhouse Road, Suite 102
  Roslyn Heights, New York 11577-2016

        Change of address may be effected by giving notice as aforementioned.

        Section 21.2.    All notices shall be deemed to have been given when they are mailed by registered mail or certified mail by postage prepaid, addressed as hereinabove provided or personally delivered to the addressee.

        ARTICLE 22. ATTORNEY FEES:

        Section 22.1.    In the event of legal action or proceeding instituted by Lessor or Lessee (or the mortgagee of the Lessee), or their successors or assigns, to enforce a right or rights provided by or arising from this lease, the non-prevailing party agrees to pay to the party who prevails as reimbursement for the prevailing party's reasonable attorney fees and other legal costs and expenses as a court of competent jurisdiction deems proper, including all appeals, administrative, and bankruptcy proceedings.

        Section 22.2.    Lessee further covenants and agrees that in case the Lessor shall be made party to any litigation commenced against the Lessee, then the Lessee shall pay all expenses, costs and reasonable attorney fees incurred by or imposed on the Lessor in connection with such litigation, and such expenses, costs and attorney fees as referred to herein shall be so much additional rent due on the last rent day after service of notice of such payment or payments, together with interest at ten percent (10%) per annum from the date of payment, and shall be collected as any other rent specified herein.

        ARTICLE 23. NON-WAIVER:

        Section 23.1.    No covenant, term or condition of this lease to be performed by one party shall be waived, except by written consent of the other party, and forbearance or indulgence by one party in any regard whatever shall not constitute a waiver of the covenant, term or condition to be performed by the other party, and until the complete performance by the delinquent party of such covenant, term or condition, the other party shall be entitled to invoke any remedy available under this lease or by law or equity, despite such forbearance or indulgence.

        ARTICLE 24. TIME OF ESSENCE:

        Section 24.1.    Time is of the essence of this lease and all provisions hereof.

        ARTICLE 25. SUCCESSORS:

        Section 25.1.    Subject to the other provisions of this lease, all of the terms, covenants and conditions of this lease shall inure to the benefit of and shall bind as the case may be, not only the parties hereto but the heirs, executors, administrators, successors, assigns and legal representatives of the respective parties hereto.

        ARTICLE 26. DEFAULT:

        Section 26.1.    Failure to Pay Rent.    In the event of the failure of Lessee to pay any rental due hereunder, it shall be the duty of Lessor to extend to Lessee fifteen (15) days' written notice of such failure, and if upon termination of said fifteen (15) days' notice period, payments have not been fully paid, then Lessee shall be in default hereunder and Lessor is to have the rights hereinafter described.

        Section 26.2.    Failure to Comply with Other Terms and Conditions.    In the event of the failure of Lessee to keep any other terms or conditions of this Lease which are to be observed or performed by the Lessee, then it shall be the duty of Lessor to extend to Lessee thirty (30) days written notice of such failure, and if upon termination of said thirty (30) days' notice, payments have not been fully paid, then Lessee shall be in default hereunder, and Lessor have the rights hereinafter described; provided, however, that if the default cannot be cured within thirty (30) days, Lessee shall not be in default of the Lease if Lessee promptly, after notice from Lessor, commences to cure the default within the thirty (30) day period and thereafter, using its best efforts, diligently and in good faith continues to cure the default.

        Section 26.3.    Insolvency.    If the Lessee shall become bankrupt or insolvent, or file any debtor's proceedings, or take a petition in bankruptcy or insolvency or for reorganization (unless the same is dismissed within sixty (60) days of filing) or for appointment of a receiver or trustee of all or a portion of Lessee's property, or if Lessee makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement, or suffer this lease to be taken under any writ of execution, Lessee shall be in default hereunder, and Lessor will have the rights hereinafter described.

        Section 26.4.    Abandonment.    If Lessee shall abandon Premises for more than five (5) days without Lessor's express written consent or for any reason other than those delineated in Section 9, Lessee shall be in default hereunder, and Lessor shall have the rights hereinafter described.

        Section 26.5.    Remedies.    Upon default, Lessor shall have the immediate right of re-entry into and upon said Premises, or any part thereof, and repossess the same of Lessor's former estate, and expel said Lessee and those claiming by, through and under Lessee without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby, and without prejudice to any remedy which might otherwise be used, for arrearage of rent or preceding breach of covenant.

        Should Lessor elect to re-enter, as hereinabove provided, or should they take possession pursuant to legal proceedings or, pursuant to any notice provided by law, Lessor may either terminate this lease or may, from time to time without terminating this lease, make such alterations and repairs as may be necessary in order to relet the Premises, and relet said Premises, or any part thereof, for such term or terms (which may be for a term extending beyond the term of this lease) at such rental or rentals and upon such other terms and conditions as Lessor in his reasonable discretion may deem advisable; upon each such reletting all rentals received by the Lessor shall be applied first to the payment of any indebtedness other than rent due hereunder from Lessee to Lessor; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorney fees and costs of such alterations and repairs; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder with the overplus to be available to pay Lessee's mortgages and encumbrances against the leased Premises. If such rentals received from such reletting during any month be less than that to be paid during that month by Lessee hereunder, Lessee shall pay any deficiency to Lessor. Such deficiency shall be calculated and paid monthly. No such re-entry or taking of possession of Premises by Lessor shall be construed as an election on Lessor's part to terminate this lease unless a written notice of such intention be given Lessee or unless the termination thereof be decreed by a Court of competent jurisdiction. Notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this lease for such previous breach. Should Lessor at any time terminate this lease for any breach, in addition to any other remedies that Lessor may have, it may recover from Lessee all damages it may incur by reason of such breach, including the cost of recovering the leased Premises, reasonable attorney fees, and including the worth at the time of such termination of the excess, if any, of the amount or rent and charges equivalent to rent reserved in this lease for the remainder of the stated term over the then reasonable rental value of the leased Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Lessee to Lessor.

        ARTICLE 27. MISCELLANEOUS:

        Section 27.1.    Should Lessee at any time desire to sell or in any manner transfer its interest under this lease to any person or party, Lessor shall have the right of first refusal to acquire the leasehold interest of Lessee on the same terms and conditions and at the same price that the Lessee shall deem acceptable according to the terms of any bona fide offer made by a third party. If such acceptable offer shall be referred to Lessor and Lessor shall elect to purchase according to such price, terms and conditions within thirty (30) days thereafter, and if such election to purchase be not made as herein provided, Lessor's right shall terminate in the event that such bona fide offer be accepted and a transaction thereon closed. Notwithstanding the foregoing, Lessor may only exercise his right of first refusal in the event William P. McCormick exercises his right of first refusal under the terms of his Lease Agreement with Jake's Restaurant, Inc. dated October 13, 1994, and related to the premises located at 401-409 SW Washington and 1220 SW Stark, Portland, Oregon.

        Section 27.3.    Lessee shall not record this lease without the written consent of the Lessor.

        Section 27.4.    Holding Over.    In the event Lessee for any reason, shall hold over after the expiration of this lease or any extension thereof, such holding over shall not be deemed to operate as a renewal or extension of this lease, but shall only create a tenancy from month-to-month which may be terminated at will at any time by the Lessor.

        ARTICLE 28. INSPECTION BY LESSOR:

        Lessor reserves the right of entry upon the demised Premises, and the improvements thereof at all reasonable times for the purpose of examining and inspecting same and to ascertain whether or not Lessee is complying with the requirements hereof. Unless there is an emergency, said entry shall only occur after forty-eight (48) hours advance written notice has been provided to Lessee.

        ARTICLE 29. LEASE CHANGES BY WRITING ONLY AND BINDING, AGREEMENT:

        The lease and all terms and provisions hereof shall be and remain binding upon the parties hereto, their successors, executors, administrators and assigns, and none of the terms, covenants and agreements of this Lease shall in any manner be altered, waived or changed, except by written instrument signed and delivered by the parties hereto.

        ARTICLE 30. ENTIRE AGREEMENT:

        The Lease and the covenants and agreements set forth herein are and shall constitute the entire agreement between the parties. This Lease and all terms and provisions hereto supersede all prior lease agreements between the Lessor and Lessee, and by executing this Lease, the parties agree by mutual consent and considerations contained in the Lease that all prior lease agreements between the parties hereby terminate. Each party to this Lease hereby acknowledges and agrees that the other party has made no warranties, representations, covenants or agreements, expressed or implied, to such party other than those expressly set forth herein, and that each party, in entering into and executing this

Lease, has relied upon no warranties, representations, covenants or agreements other than those expressly set forth herein.

        ARTICLE 31. SINGLE AND PLURAL:

        In construing this Lease, it is understood that the Lessor or the Lessee may be more than one person; that if the context so requires the singular pronoun shall be taken to mean and include the plural, the masculine, the feminine and the neuter, and that generally all grammatical changes shall be made, assumed and implied to make the provisions hereof apply equally to corporations and individuals.

        ARTICLE 32. REASONABLE PEES, COSTS, EXPENSES:

        Whenever this Lease provides that either party shall be entitled to recover fees, costs, or expenses from the other, such fees, costs, or expenses shall be reasonable in nature.

        ARTICLE 33. GOVERNING LAW:

        This Lease shall be construed and enforced in accordance with the laws of the State of Oregon.

        ARTICLE 34. SEVERABILITY:

        If any term, covenant, condition, or provision of this Lease is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected or impaired.

        IN WITNESS THEREOF, the respective parties have executed this instrument, in duplicate, on the day and year first hereinabove written, any corporate signature being by authority of its Board of Directors.

LESSOR:
DLS INVESTMENTS, LLC
By:	/s/ Douglas L. Schmick DOUGLAS L. SCHMICK, Member
LESSEE:
McCORMICK & SCHMICK RESTAURANT CORP.
By:	/s/ SAED MOHSENI
	Its	Chief Executive Officer

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